Filed Pursuant to Rule 433
Registration No. 333-163632

Subject to Completion
Preliminary Term Sheet dated June 24, 2010

Units Accelerated Return Notes® Linked to the MSCI EAFE Index, due September , 2011 $10 principal amount per unit Term Sheet No. Royal Bank of Canada	Expected Pricing Date* Settlement Date* Maturity Date* CUSIP No.	July , 2010 August , 2010 September , 2011

Accelerated Return Notes®

    3-to-1 upside exposure to increases in the level of the MSCI EAFE Index, subject to a cap of 14% to 18%, to be set on the pricing date

    1-to-1 downside exposure, with no downside limit

    A maturity of approximately 14 months

    Payment of the Redemption Amount at maturity is subject to the credit risk of Royal Bank of Canada

    No periodic interest payments

    No listing on any securities exchange

    ARNs are unsecured and are not savings accounts or insured deposits of a bank.  ARNs are not insured or guaranteed by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other governmental agency of Canada or the United States

The ARNs are being offered by Royal Bank of Canada (“RBC”).  The ARNs will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the ARNs involves a number of risks. There are important differences between the ARNs and a conventional debt security, including different investment risks. See “Risk Factors” on page TS-5 of this term sheet and beginning on page S-9 of product supplement ARN-2. ARNs:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Result in a Loss

In connection with this offering, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and its broker-dealer affiliate First Republic Securities Company, LLC (“First Republic”) is acting in its capacity as a principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
	Per Unit	Total
Public offering price (1)	$10.00	$
Underwriting discount (1)	$ 0.20	$
Proceeds, before expenses, to Royal Bank of Canada	$ 9.80	$

(1)	The public offering price and underwriting discount for any purchase of 500,000 or more units in a single transaction by an individual investor will be $9.95 per unit and $0.15 per unit, respectively.

*Depending on the date the ARNs are priced for initial sale to the public (the “pricing date”), which may be in July or August 2010, the settlement date may occur in July or August 2010, and the maturity date may occur in September or October 2011.  Any reference in this term sheet to the month in which the pricing date, settlement date, or maturity date will occur is subject to change as specified above.

Merrill Lynch & Co.
July    , 2010

Accelerated Return Notes® Linked to the MSCI EAFE Index, due September , 2011

Summary

The Accelerated Return Notes® Linked to the MSCI EAFE Index, due September    , 2011 (the “ARNs”) are our senior unsecured debt securities and are not guaranteed or insured by the Canada Deposit Insurance Corporation or the U.S. Federal Deposit Insurance Corporation (the “FDIC”) or secured by collateral.  The ARNs will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the ARNs will be subject to the credit risk of RBC.

The ARNs provide a leveraged return for investors, subject to a cap, if the level of the MSCI EAFE Index (the “Index”) increases moderately from the Starting Value of the Index, determined on the pricing date, to the Ending Value of the Index, determined during the Maturity Valuation Period. Investors must be willing to forgo interest payments on the ARNs and be willing to accept a return that is capped or a repayment that is less, and potentially significantly less, than the Original Offering Price of the ARNs.  Investors are exposed to the full downside risk of decreases in the Index level.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement ARN-2.  Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” ”our,” or similar references are to RBC.

Terms of the ARNs
Determining the Redemption
Amount for the ARNs

On the maturity date, you will receive a cash payment per unit of the ARNs (the “Redemption Amount”) calculated as follows:

In this case, if the Ending Value is less
than the Starting Value, you will receive a
payment that is less, and possibly s
ignificantly less, than the Original
Offering Price per unit.

Issuer:	Royal Bank of Canada
Original Offering Price:	$10.00 per unit
Term:	Approximately 14 months
Market Measure:	MSCI EAFE Index (Bloomberg symbol: “MXEA”)
Starting Value:
The closing level of the Index on the pricing date. The Starting Value will be determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the ARNs.

Ending Value:
The average of the closing levels of the Index on each scheduled calculation day during the Maturity Valuation Period.  If it is determined that a scheduled calculation day is not a Market Measure Business Day, or if a Market Disruption Event occurs on a scheduled calculation day, the Ending Value will be determined as more fully described beginning on page S-20 of product supplement ARN-2.

Capped Value:
$11.40 to $11.80 per unit of the ARNs, which represents a return of 14% to 18% over the Original Offering Price.  The actual Capped Value will be determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the ARNs.

Maturity Valuation Period:	Five scheduled calculation days shortly before the maturity date, determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the ARNs.
Calculation Agent:	MLPF&S
U.S. Tax Treatment:
By purchasing an ARN, you agree with RBC, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your ARN as a pre-paid cash-settled derivative contract with respect to the Index, as described in more detail in the section entitled “Certain U.S. Federal Income Taxation Considerations” below.

Accelerated Return Notes®

Accelerated Return Notes® Linked to the MSCI EAFE Index, due September , 2011

Hypothetical Payout Profile

This graph reflects the hypothetical returns on the ARNs, based upon the Participation Rate of 300% and a hypothetical Capped Value of $11.60 (a 16% return), the midpoint of the Capped Value range of $11.40 to $11.80.  The green line reflects the hypothetical returns on the ARNs, while the dotted gray line reflects the hypothetical returns of a direct investment in the stocks included in the Index, excluding dividends.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Starting Value, Ending Value, Capped Value, and the term of your investment.

Hypothetical Redemption Amounts

Examples

Set forth below are three examples of Redemption Amount calculations (rounded to two decimal places) payable at maturity, based upon the Participation Rate of 300%, a hypothetical Starting Value of 1,423.54 (the closing level of the Index on June 22, 2010), and a hypothetical Capped Value of $11.60 (per unit), the midpoint of the Capped Value range of $11.40 and $11.80.

Example 1—The hypothetical Ending Value is 80% of the hypothetical Starting Value:

Hypothetical Starting Value:	1,423.54
Hypothetical Ending Value:	1,138.83

Redemption Amount (per unit) = $8.00

Example 2—The hypothetical Ending Value is 102% of the hypothetical Starting Value:

Hypothetical Starting Value:	1,423.54
Hypothetical Ending Value:	1,452.01

Redemption Amount (per unit) = $10.60

Example 3—The hypothetical Ending Value is 150% of the hypothetical Starting Value:

Hypothetical Starting Value:	1,423.54
Hypothetical Ending Value:	2,135.31

Redemption Amount (per unit) = $11.60 (The Redemption Amount cannot be greater than the Capped Value.)

Accelerated Return Notes®

Accelerated Return Notes® Linked to the MSCI EAFE Index, due September , 2011

The following table illustrates, for a hypothetical Starting Value of 1,423.54 (the closing level of the Index on June 22, 2010) and a range of hypothetical Ending Values of the Index:

▪	the percentage change from the hypothetical Starting Value to the hypothetical Ending Value;
▪	the hypothetical Redemption Amount per unit of the ARNs (rounded to two decimal places), and
▪	the total rate of return to holders of the ARNs.

The table below is based upon the Participation Rate of 300% and a hypothetical Capped Value of $11.60 (per unit), the midpoint of the Capped Value range of $11.40 and $11.80.

Hypothetical Ending Value(1)		Percentage Change from the Hypothetical Starting Value to the Hypothetical Ending Value	Hypothetical Redemption Amount per Unit		Total Rate of Return on the ARNs
711.77		-50.00%	5.00		-50.00%
854.12		-40.00%	6.00		-40.00%
996.48		-30.00%	7.00		-30.00%
1,138.83		-20.00%	8.00		-20.00%
1,281.19		-10.00%	9.00		-10.00%
1,309.66		-8.00%	9.20		-8.00%
1,338.13		-6.00%	9.40		-6.00%
1,366.60		-4.00%	9.60		-4.00%
1,395.07		-2.00%	9.80		-2.00%
1,423.54	(2)	0.00%	10.00		0.00%
1,452.01		2.00%	10.60		6.00%
1,480.48		4.00%	11.20		12.00%
1,508.95		6.00%	11.60	(3)	16.00%
1,537.42		8.00%	11.60		16.00%
1,565.89		10.00%	11.60		16.00%
1,708.25		20.00%	11.60		16.00%
1,850.60		30.00%	11.60		16.00%
1,992.96		40.00%	11.60		16.00%
2,135.31		50.00%	11.60		16.00%

(1)
The Index is a price return Index. Accordingly, the Ending Value will not include any income generated by dividends paid on the stocks included in the Index, which you would otherwise be entitled to receive if you invested in those stocks directly.

(2)
This is the hypothetical Starting Value, which was the closing level of the Index on June 22, 2010. The actual Starting Value will be determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the ARNs.

(3)
The Redemption Amount per unit of the ARNs cannot exceed the hypothetical Capped Value of $11.60 (the midpoint of the Capped Value range of $11.40 and $11.80).  The actual Capped Value will be determined on the pricing date and set forth in the final term sheet that will be made available in connection with sales of the ARNs.

The above figures are for purposes of illustration only. The actual amount you receive and the resulting total rate of return will depend on the actual Starting Value, Ending Value, Capped Value, and the term of your investment.

Accelerated Return Notes®

Accelerated Return Notes® Linked to the MSCI EAFE Index, due September , 2011

Risk Factors

There are important differences between the ARNs and a conventional debt security. An investment in the ARNs involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the ARNs in the “Risk Factors” sections beginning on page S-9 of product supplement ARN-2 and page S-4 of the MTN prospectus supplement identified below under “Additional Terms.”  We also urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the ARNs.

▪	Your investment may result in a loss; there is no guaranteed return of principal.
▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.
▪	Your return, if any, is limited to the return represented by the Capped Value.
▪	Your investment return, if any, may be less than a comparable investment directly in the stocks included in the Index.
▪	Payments on the ARNs are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the ARNs.
▪	You must rely on your own evaluation of the merits of an investment linked to the Index.
▪	The costs of developing, hedging, and distributing the ARNs are reflected in the Original Offering Price, and will not be reflected in secondary market prices.
▪	A trading market is not expected to develop for the ARNs.
▪	The Redemption Amount will not be affected by all developments relating to the Index.
▪	MSCI Inc. (“MSCI”) may adjust the Index in a way that affects its level, and MSCI has no obligation to consider your interests.
▪
You will have no rights as a holder of the securities represented by the Index, and you will not be entitled to receive any of those securities or dividends or other distributions by the issuers of those securities.

▪	Your return may be affected by factors affecting the international securities markets.
▪	Exchange rate movements may impact the value of the ARNs.
▪
While we, the agents, or our respective affiliates may from time to time own shares of companies included in the Index, we, the agents, or our respective affiliates do not control any company included in the Index and are not responsible for any disclosure made by any other company.

▪
If you attempt to sell the ARNs prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

▪	Purchases and sales by us, the agents, and our respective affiliates of stocks included in the Index may affect your return.
▪	Our trading and hedging activities, and those of the agents, may create conflicts of interest with you.
▪	Our hedging activities, and those of the agents, may affect your return on the ARNs and their market value.
▪	Our business activities and those of the agents relating to the companies represented by the Index may create conflicts of interest with you.
▪	The calculation agent will have the authority to make determinations that could affect the value of your ARNs. We have the right to appoint and, under some circumstances, remove the calculation agent.
▪
The U.S. federal income tax consequences of the ARNs are uncertain, and may be adverse to a holder of the ARNs.  See “Certain U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-31 of product supplement ARN-2.

Investor Considerations
You may wish to consider an investment in the ARNs if:	The ARNs may not be an appropriate investment for you if:

▪      You anticipate that the level of the Index will increase moderately from the Starting Value to the Ending Value.
▪      You accept that your investment will result in a loss, which could be significant, if the level of the Index decreases from the Starting Value to the Ending Value.
▪      You accept that the return on the ARNs will not exceed the return represented by the Capped Value.
▪      You are willing to forgo interest payments on the ARNs, such as fixed or floating rate interest paid on traditional interest bearing debt securities.
▪      You seek exposure to the Index with no expectation of dividends or other benefits of owning the stocks included in the Index.
▪      You are willing to accept that a trading market is not expected to develop for the ARNs. You understand that secondary market prices for the ARNs, if any, will be affected by various factors, including our actual and perceived creditworthiness.
▪      You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the ARNs.

▪      You anticipate that the level of the Index will decrease from the Starting Value to the Ending Value or that the level of the Index will not increase sufficiently over the term of the ARNs to provide you with your desired return.
▪      You anticipate that the level of the Index will increase substantially from the Starting Value to the Ending Value such that the Capped Value of the ARNs will limit the return that you could have achieved by investing in an uncapped product linked to the Index.
▪      You seek principal protection or preservation of capital.
▪      You seek a return on your investment that will not be capped at a percentage that will be between 14% and 18% over the Original Offering Price.
▪      You seek interest payments or other current income on your investment.
▪      You want to receive dividends or other distributions paid on the stocks included in the Index.
▪      You seek assurances that there will be a liquid market if and when you want to sell the ARNs prior to maturity.
▪      You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the ARNs.

Accelerated Return Notes®

Accelerated Return Notes® Linked to the MSCI EAFE Index, due September , 2011

Other Terms of the ARNs

The following definition shall supersede and replace the definition of a “Market Measure Business Day” set forth on pages S-6 and S-21 in product supplement ARN-2.

A “Market Measure Business Day” means a day on which:

(A)           the New York Stock Exchange, the NASDAQ Stock Market, the London Stock Exchange, the Frankfurt Stock Exchange, the Paris
Bourse, and the Tokyo Stock Exchange (or any successor to the foregoing exchanges) are open for trading; and

(B)           the Index or any successor thereto is calculated and published.

Other Provisions

We may deliver the ARNs against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, if the initial settlement of the ARNs occurs more than three business days from the pricing date, purchasers who wish to trade the ARNs more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase the ARNs, you are consenting to each of MLPF&S and its broker-dealer affiliate First Republic acting as a principal in effecting the transaction for your account.

Supplement to the Plan of Distribution

MLPF&S and First Republic will participate as selling agents in the distribution of the ARNs.  Under our distribution agreement with the selling agents, MLPF&S will purchase the ARNs from us on the issue date as principal at the purchase price indicated on the cover of this term sheet, less the indicated underwriting discount.

MLPF&S and First Republic may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the ARNs, but are not obligated to engage in such secondary market transactions and/or market-making transactions. The distribution of the Note Prospectus in connection with such offers or sales will be solely for the purpose of providing investors with the description of the terms of the ARNs that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding RBC or for any purpose other than that described in the immediately preceding sentence. MLPF&S and First Republic may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

Accelerated Return Notes®

Accelerated Return Notes® Linked to the MSCI EAFE Index, due September , 2011

The Index

All disclosures contained in this term sheet regarding the Index, including, without limitation, its make up, method of calculation, and changes in its components, have been derived from publicly available sources. Additional information on the Index is available on the MSCI Barra website: www.mscibarra.com. We are not incorporating by reference the website or any material included on that website in this term sheet. The information reflects the policies of, and is subject to change by MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, the Index. The consequences of MSCI discontinuing publication of the Index are discussed in the section beginning on page S-25 of product supplement ARN-2 entitled “Description of the ARNs—Discontinuance of a Market Measure.” None of us, the calculation agent, or any of the selling agents accept any responsibility for the calculation, maintenance, or publication of the Index or any successor index.

“MSCI EAFE IndexSM” is a service mark of MSCI and has been licensed for use for certain purposes by MLPF&S, and has been sublicensed to us for purposes of this offering.  ARNs based on the MSCI EAFE IndexSM are not sponsored, endorsed, sold, or promoted by MSCI, and MSCI makes no representation regarding the advisability of investing in the ARNs.

The Index is intended to measure equity market performance in developed market countries, excluding the U.S. and Canada. The Index is a free float-adjusted market capitalization equity index with a base date of December 31, 1969 and an initial value of 100. The Index is calculated daily in U.S. dollars and published in real time every 60 seconds during market trading hours. As of May 27, 2010, the Index consisted of companies from the following 22 developed countries: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Israel, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland, and the United Kingdom. The Index is comprised of companies in both the Large Cap Index and Mid Cap Index, as discussed in the section “—Defining Market Capitalization Size Segments for Each Market” on the next page of this term sheet.

The Index is part of the MSCI Regional Equity Indices series and is an MSCI Global Investable Market Index, which is a family within the MSCI International Equity Indices.

Constructing the MSCI Global Investable Market Indices.  MSCI undertakes an index construction process, which involves:

●	defining the equity universe;

●	determining the market investable equity universe for each market;

●	determining market capitalization size segments for each market;

●	applying index continuity rules for the MSCI Standard Index;

●	creating style segments within each size segment within each market; and

●	classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe.  The equity universe is defined by:

●
Identifying Eligible Equity Securities: the equity universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either Developed Markets (“DM”) or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the equity universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

●	Classifying Eligible Securities into the Appropriate Country: each company and its securities (i.e., share classes) are classified in only one country.

Determining the Market Investable Equity Universes.  A market investable equity universe for a market is derived by applying investability screens to individual companies and securities in the equity universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the global investable market indices methodology.

The investability screens used to determine the investable equity universe in each market are as follows:

●
Equity Universe Minimum Size Requirement: this investability screen is applied at the company level. In order to be included in a market investable equity universe, a company must have the required minimum full market capitalization.

●
Equity Universe Minimum Free Float−Adjusted Market Capitalization Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have a free float−adjusted market capitalization equal to or higher than 50% of the equity universe minimum size requirement.

●
DM Minimum Liquidity Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security must have adequate liquidity. The twelve-month and three-month Annual Traded Value Ratio (“ATVR”), a measure that screens out extreme daily trading volumes and takes into account the free float−adjusted market capitalization size of securities, together with the three-month frequency of trading are used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% of three- and twelve-month ATVR and 90% of three-month frequency of trading over the last four consecutive quarters are required for inclusion of a security in a market investable equity universe of a DM.

●
Global Minimum Foreign Inclusion Factor Requirement: this investability screen is applied at the individual security level. To be eligible for inclusion in a market investable equity universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a market investable equity universe.

Accelerated Return Notes®

Accelerated Return Notes® Linked to the MSCI EAFE Index, due September , 2011

●
Minimum Length of Trading Requirement: this investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a market investable equity universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a semi−annual index review (as described below). This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the minimum length of trading requirement and may be included in a market investable equity universe and the Standard Index outside of a Quarterly or Semi−Annual Index Review.

Defining Market Capitalization Size Segments for Each Market.  Once a market investable equity universe is defined, it is segmented into the following size−based indices:

●	Investable Market Index (Large + Mid + Small);

●	Standard Index (Large + Mid);

●	Large Cap Index;

●	Mid Cap Index; or

●	Small Cap Index.

Creating the size segment indices in each market involves the following steps:

●	defining the market coverage target range for each size segment;

●	determining the global minimum size range for each size segment;

●	determining the market size−segment cutoffs and associated segment number of companies;

●	assigning companies to the size segments; and

●	applying final size−segment investability requirements.

Index Continuity Rules for the Standard Indices.  In order to achieve index continuity, as well as to provide some basic level of diversification within a market index, and notwithstanding the effect of other index construction rules described in this section, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

Index Maintenance

The MSCI global investable market indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, index stability, and low index turnover. In particular, index maintenance involves:

(i)   Semi−Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

●	updating the indices on the basis of a fully refreshed equity universe;

●	taking buffer rules into consideration for migration of securities across size and style segments; and

●	updating FIFs and Number of Shares (“NOS”).

(ii)  Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

●	including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index;

●	allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR; and

●	reflecting the impact of significant market events on FIFs and updating NOS.

(iii)  Ongoing Event−Related Changes: changes of this type are generally implemented in the indices as they occur. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Neither we nor any of our affiliates, including the selling agents, accepts any responsibility for the calculation, maintenance, or publication of, or for any error, omission, or disruption in, the Index or any successor to the Index.

Accelerated Return Notes®

Accelerated Return Notes® Linked to the MSCI EAFE Index, due September , 2011

The following graph sets forth the monthly historical performance of the Index in the period from January 2005 to May 2010. This historical data on the Index is not necessarily indicative of the future performance of the Index or what the value of the ARNs may be. Any historical upward or downward trend in the level of the Index during any period set forth below is not an indication that the level of the Index is more or less likely to increase or decrease at any time over the term of the ARNs. On June 22, 2010, the closing level of the Index was 1,423.54.

Before investing in the ARNs, you should consult publicly available sources for the levels and trading pattern of the Index. The generally unsettled international environment and related uncertainties, including the risk of terrorism, may result in the Index and financial markets generally exhibiting greater volatility than in earlier periods. Historical trading levels for the Index can be found on MSCI’s website at http://www.mscibarra.com/products/indices/international_equity_indices/performance.html

License Agreement

MSCI and MLPF&S have entered into a non-exclusive license agreement providing for the license to MLPF&S, in exchange for a fee, of the right to use the Index in connection with this offering, which has been sublicensed to us for purposes of this offering. In connection with that license, please note the following:

THE ARNS ARE NOT SPONSORED, ENDORSED, SOLD, OR PROMOTED BY MSCI, ANY OF ITS AFFILIATES, ANY OF ITS INFORMATION PROVIDERS, OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO, COMPILING, COMPUTING, OR CREATING THE INDEX (COLLECTIVELY, THE “MSCI PARTIES”). THE INDEX IS THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE INDEX ARE SERVICE MARKS OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED TO MLPF&S FOR USE FOR CERTAIN PURPOSES, AND SUBLICENSED TO US FOR PURPOSES OF THIS OFFERING. THE ARNS HAVE NOT BEEN PASSED ON BY ANY OF THE MSCI PARTIES AS TO THEIR LEGALITY OR SUITABILITY WITH RESPECT TO ANY PERSON OR ENTITY AND NONE OF THE MSCI PARTIES MAKES ANY WARRANTIES OR BEARS ANY LIABILITY WITH RESPECT TO THE ARNS. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO US OR OWNERS OF THE ARNS OR ANY OTHER PERSON OR ENTITY REGARDING THE ADVISABILITY OF INVESTING IN ANY SECURITIES GENERALLY OR IN THIS OFFERING PARTICULARLY OR THE ABILITY OF THE INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS, AND TRADE NAMES AND OF THE INDEX, WHICH ARE DETERMINED, COMPOSED, AND CALCULATED BY MSCI WITHOUT REGARD TO THE ARNS, TO US, TO THE OWNERS OF THE ARNS, OR TO ANY OTHER PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS OF US OR OWNERS OF THE ARNS OR ANY OTHER PERSON OR ENTITY INTO CONSIDERATION IN DETERMINING, COMPOSING, OR CALCULATING THE INDEX. NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THE ARNS TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE AMOUNT THAT MAY BE PAID AT MATURITY ON THE ARNS. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO US OR TO OWNERS OF THE ARNS OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR, OFFERING OF THE ARNS.

Accelerated Return Notes®

Accelerated Return Notes® Linked to the MSCI EAFE Index, due September , 2011

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE INDEX FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY, AND/OR COMPLETENESS OF THE INDEX, OR ANY DATA INCLUDED THEREIN OR THE RESULTS TO BE OBTAINED BY US, OWNERS OF THE ARNS, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF THE INDEX, OR ANY DATA INCLUDED THEREIN AND NONE OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY ERRORS, OMISSIONS, OR INTERRUPTIONS OF OR IN CONNECTION WITH THE INDEX, OR ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES (INCLUDING, WITHOUT LIMITATION AND FOR PURPOSES OF EXAMPLE ONLY, ALL WARRANTIES OF TITLE, SEQUENCE, AVAILABILITY, ORIGINALITY, ACCURACY, COMPLETENESS, TIMELINESS, NON-INFRINGEMENT, MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE AND ALL IMPLIED WARRANTIES ARISING FROM TRADE USAGE, COURSE OF DEALING, AND COURSE OF PERFORMANCE) WITH RESPECT TO THE INDEX, AND ALL DATA INCLUDED THEREIN. WITHOUT LIMITING THE GENERALITY OF ANY OF THE FOREGOING, IN NO EVENT SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY DAMAGES, WHETHER DIRECT, INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL (INCLUDING, WITHOUT LIMITATION, LOSS OF USE, LOSS OF PROFITS OR REVENUES, OR OTHER ECONOMIC LOSS), AND WHETHER IN TORT (INCLUDING, WITHOUT LIMITATION, STRICT LIABILITY, AND NEGLIGENCE), CONTRACT, OR OTHERWISE, EVEN IF IT MIGHT HAVE ANTICIPATED, OR WAS ADVISED OF, THE POSSIBILITY OF SUCH DAMAGES.

No purchaser, seller, or holder of the ARNs, or any other person or entity, should use or refer to any MSCI trade name, trademark, or service mark to sponsor, endorse, market, or promote the ARNs without first contacting MSCI to determine whether MSCI’s permission is required. Under no circumstances may any person or entity claim any affiliation with MSCI without the prior written permission of MSCI.

Accelerated Return Notes®

Accelerated Return Notes® Linked to the MSCI EAFE Index, due September , 2011

Certain U.S. Federal Income Taxation Considerations

Some of the tax consequences of your investment in the ARNs are summarized below. The discussion below supplements the discussion under “U.S. Federal Income Tax Summary” beginning on page S-31 of product supplement ARN-2. As described in product supplement ARN-2, this section applies to you only if you hold your ARNs as capital assets for tax purposes, and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in product supplement ARN-2.  In addition, except for the discussion under the heading “Recently Enacted Legislation,” this section does not apply to you if you are not a U.S. holder (as defined on page S-32 of product supplement ARN-2).  Other U.S. federal income tax consequences to a person other than a U.S. holder of investing in the ARNs are discussed under the heading “U.S. Federal Income Tax Summary – Non-U.S. Holders” on page S-34 of product supplement ARN-2.

The United States federal income tax consequences of your investment in the ARNs are uncertain and the Internal Revenue Service could assert that the ARNs should be taxed in a manner that is different than described below.  By purchasing an ARN, you agree with us, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your ARN as a pre-paid cash-settled derivative contract with respect to the Index.  If your ARNs are so treated, you should generally recognize capital gain or loss upon the sale or maturity of your ARNs in an amount equal to the difference between the amount you receive at such time and the amount you paid for your ARNs.  Such gain or loss should generally be long term capital gain or loss if you have held your ARNs for more than one year.

In the opinion of our special U.S. tax counsel, Sullivan & Cromwell LLP, the ARNs should be treated in the manner described above.

On December 7, 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of the ARNs. According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether a holder of an instrument such as the ARNs should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any. It is possible, however, that under such guidance, holders of such instruments will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code might be applied to such instruments. We intend to treat the ARNs for U.S. federal income tax purposes in accordance with the treatment described in this section unless and until such time as the Internal Revenue Service and Treasury Department determine that some other treatment is more appropriate. Holders are urged to consult their tax advisors concerning the significance, and the potential impact, of the above considerations.

Recently Enacted Legislation.  Under recently enacted legislation, individuals that own “specified foreign financial assets” with an aggregate value in excess of $50,000 in taxable years beginning after March 18, 2010 will generally be required to file an information report with respect to such assets with their tax returns.  “Specified foreign financial assets” include any financial accounts maintained by foreign financial institutions, as well as any of the following (which may include your ARNs), but only if they are not held in accounts maintained by financial institutions:  (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities.  Individuals are urged to consult their tax advisors regarding the application of this legislation to their ownership of the ARNs.

For a further discussion of the tax treatment of your ARNs as well as other possible alternative characterizations, please see the discussion under the heading “U.S. Federal Income Tax Summary” beginning on page S-31 of product supplement ARN-2.  You should consult your tax advisor as to the possible alternative treatments in respect of the ARNs.  For additional, important considerations related to tax risks associated with investing in the ARNs, you should also examine the discussion in “Risk Factors—General Risks Relating to ARNs—Significant Aspects of the Tax Treatment of the ARNs are Uncertain” beginning on page S-14 of product supplement ARN-2.

Accelerated Return Notes®

Accelerated Return Notes® Linked to the MSCI EAFE Index, due September , 2011

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the ARNs and supersede all prior or contemporaneous oral statements as well as any other written materials.  You should carefully consider, among other things, the matters set forth under “Risk Factors” in the sections indicated on the cover of this term sheet.  The ARNs involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the ARNs.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement ARN-2 dated February 22, 2010:
http://www.sec.gov/Archives/edgar/data/1000275/000121465910000489/f210100424b5.htm
▪	Series D MTN prospectus supplement dated January 11, 2010:
http://www.sec.gov/Archives/edgar/data/1000275/000121465910000064/f17102424b3.htm
▪	Prospectus dated January 11, 2010:
http://www.sec.gov/Archives/edgar/data/1000275/000121465910000063/m18100424b3.htm

Our Central Index Key, or CIK, on the SEC Website is 1000275.

The terms appearing above under the captions “Summary—Terms of the ARNs”, “—Determining the Redemption Amount for the ARNs”, and “Other Terms of the ARNs” are incorporated into the master note held by DTC, the registered holder of the ARNs.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates.  Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering.  You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov.  Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Structured Investments Classification

MLPF&S classifies certain structured investments (the “Structured Investments”), including the ARNs, into categories, each with different investment characteristics.  The ARNs are an “Enhanced Participation” Structured Investment having the terms and investment risks and considerations described elsewhere in this term sheet.  MLPF&S generally categorizes Enhanced Participation Structured Investments as Structured Investments that may offer investors the potential to receive better than market returns on the performance of the underlying asset.  Some structures may offer leverage in exchange for a capped or limited upside potential and also in exchange for downside risk.  These investments generally do not include principal protection.

The classification of Structured Investments is meant solely for informational purposes and is not intended to fully describe any particular Structured Investment nor guarantee any particular performance.

“Accelerated Return Notes®” and “ARNs®” are registered service marks of Bank of America Corporation, the parent corporation of MLPF&S.

Accelerated Return Notes®